                                                                EXHIBIT 99(a)(1)

                          Offer to Purchase for Cash
                       14,397,836 Shares of Common Stock
                                      of
                       SAVANNAH FOODS & INDUSTRIES, INC.
                                      at
                             $20.25 Net Per Share
                                      by
                          IHK MERGER SUB CORPORATION
                           a wholly owned subsidiary
                                      of
                          IMPERIAL HOLLY CORPORATION


 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, OCTOBER 16, 1997, UNLESS THE OFFER IS EXTENDED.


  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AT THE OFFER PRICE AND THE MERGER, AND RECOMMENDS THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BY THE EXPIRATION DATE AT LEAST 14,397,836 SHARES OR SUCH OTHER NUMBER OF SHARES REPRESENTING 50.1% OF THE COMPANY'S OUTSTANDING COMMON STOCK ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, (II) THE EXPIRATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER AND (III) IMPERIAL HOLLY HAVING OBTAINED FINANCING SUFFICIENT TO ENABLE IT (OR TO CAUSE PURCHASER) TO PURCHASE THE SHARES TENDERED PURSUANT TO THE OFFER AND TO CONSUMMATE THE MERGER. THE OFFER ALSO IS SUBJECT TO CERTAIN OTHER CONDITIONS WHICH ARE SET FORTH IN SECTION 14 OF THIS OFFER TO PURCHASE.

                                ---------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (a) complete and sign the enclosed Letter of Transmittal (or a facsimile copy thereof) in accordance with the instructions in the Letter of Transmittal, have his signature thereon guaranteed if required by Instruction 1 of the Letter of Transmittal and mail or deliver it, together with the certificate(s) representing tendered Shares, and any other required documents, to the Paying Agent or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

  Any stockholder who desires to tender such stockholder's Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                                ---------------
                     The Dealer Manager for the Offer is:
                                LEHMAN BROTHERS

                                ---------------

September 18, 1997

                               TABLE OF CONTENTS

 Section 1.  Terms of the Offer, Proration and Expiration Date............     3
 Section 2.  Acceptance for Payment and Payment...........................     5
 Section 3.  Procedures for Tendering Shares..............................     6
 Section 4.  Withdrawal Rights............................................     8
 Section 5.  Certain Tax Consequences.....................................     9
 Section 6.  Price Range of Shares; Dividends.............................    10
 Section 7.  Certain Information Concerning the Company...................    10
             Certain Information Concerning the Purchaser and Imperial
 Section 8.   Holly.......................................................    12
 Section 9.  Source and Amount of Funds...................................    13
             Background of the Offer, Past Contacts, Transactions or
 Section 10.  Negotiations with the Company...............................    15
             Purpose of the Offer; the Merger; Merger Agreement; Plans for
 Section 11.  the Company.................................................    16
 Section 12. Effect of the Offer on the Market for Shares.................    27
 Section 13. Dividends and Distributions..................................    27
 Section 14. Conditions to the Offer......................................    27
 Section 15. Certain Legal Matters; Required Regulatory Approvals.........    29
 Section 16. Fees and Expenses............................................    31
 Section 17. Miscellaneous................................................    31

SCHEDULE I--DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER AND IMPERIAL
HOLLY...................................................................... S-1

                                      (i)

To Holders of Common Stock of
Savannah Foods & Industries, Inc.

                                 INTRODUCTION

  IHK Merger Sub Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Imperial Holly Corporation, a Texas corporation ("Imperial Holly"), hereby offers to purchase 14,397,836 shares of common stock, par value $0.25 per share (the "Shares"), of Savannah Foods & Industries, Inc., a Delaware corporation (the "Company"), or such other number of Shares representing 50.1% of the Company's outstanding common stock on a Fully Diluted Basis (as defined below) on the date of purchase, at a price of $20.25 per Share (such price, or any such higher price as may be paid in the Offer (as defined below), being referred to herein as the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). "Fully Diluted Basis" means the number of Shares (i) issued and outstanding as of the close of business on the date of purchase and (ii) issuable pursuant to the exercise of rights to purchase Shares or upon conversion or exchange of other securities, other than options to purchase shares issued under the Company's 1996 Equity Incentive Plan.

  Tendering stockholders will not be obligated to pay brokerage commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 3. The Purchaser will pay all charges and expenses of Lehman Brothers Inc. ("Lehman Brothers"), which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), D. F. King & Co., Inc., which is acting as the Information Agent (the "Information Agent"), and Wachovia Bank, N.A., which is acting as the Paying Agent (the "Paying Agent"), incurred in connection with the Offer. See Section 16.

  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AT THE OFFER PRICE AND THE MERGER, AND RECOMMENDS THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BY THE EXPIRATION DATE AT LEAST 14,397,836 SHARES, OR SUCH OTHER NUMBER OF SHARES REPRESENTING 50.1% OF THE COMPANY'S OUTSTANDING COMMON STOCK ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "TARGET SHARE CONDITION" AND SUCH NUMBER OF SHARES BEING REFERRED TO HEREIN AS THE "TARGET NUMBER OF SHARES") , (II) THE EXPIRATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT") AND THE REGULATIONS THEREUNDER (THE "HSR CONDITION") AND (III) IMPERIAL HOLLY HAVING OBTAINED FINANCING SUFFICIENT TO ENABLE IT (OR TO CAUSE THE PURCHASER) TO PURCHASE THE SHARES TENDERED PURSUANT TO THE OFFER AND TO CONSUMMATE THE MERGER (THE "FINANCING CONDITION"). THE OFFER ALSO IS SUBJECT TO CERTAIN OTHER CONDITIONS WHICH ARE SET FORTH IN SECTION 14.

  DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION ("DLJ"), THE COMPANY'S FINANCIAL ADVISOR, HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY ITS WRITTEN OPINION, DATED SEPTEMBER 11, 1997, THAT THE OFFER PRICE AND THE MERGER CONSIDERATION (AS DEFINED BELOW) TO BE RECEIVED BY THE STOCKHOLDERS PURSUANT

TO THE OFFER AND THE MERGER, TAKEN AS A WHOLE, ARE FAIR FROM A FINANCIAL POINT OF VIEW, TO SUCH STOCKHOLDERS. A COPY OF THE WRITTEN OPINION OF DLJ, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY DLJ, IS CONTAINED IN THE COMPANY'S SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER, A COPY OF WHICH IS BEING FURNISHED TO THE STOCKHOLDERS CONCURRENTLY WITH THIS OFFER TO PURCHASE.

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 12, 1997 (the "Merger Agreement"), among Imperial Holly, the Purchaser and the Company, pursuant to which, as promptly as practicable following the later of the Expiration Date and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving as a wholly owned subsidiary of Imperial Holly (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior thereto (other than Shares held by Imperial Holly, the Purchaser or any of their subsidiaries, or held in the treasury of the Company, all of which will be canceled and cease to exist without consideration being payable therefor (the "Excluded Shares"), and Shares held by stockholders who perfect their appraisal rights under Delaware law (the "Dissenting Shares")) will be converted into the right to receive, subject to the proration procedures described below (i) cash in the amount equal to the Offer Price, without interest thereon (the "Cash Consideration"), or (ii) Stock Consideration (as defined below, and together with the Cash Consideration, the "Merger Consideration").

  The number of Shares to be converted into the right to receive the Cash Consideration in the Merger shall be equal to (x) 70% of the number of Shares issued and outstanding immediately prior to the Effective Time less (y) the sum of the Excluded Shares (which include Shares purchased in the Offer) and the Dissenting Shares (the "Cash Election Number"). Subsequent to the consummation of the Offer, each stockholder of the Company holding Shares not tendered in the Offer (other than Excluded Shares) or not accepted for payment in the Offer because of proration will be entitled to make an election to receive the Cash Consideration. If the number of Shares electing to receive the Cash Consideration exceeds the Cash Election Number, such Shares will be converted into the right to receive the Cash Consideration on a pro rata basis, with the remainder converted into the right to receive the Stock Consideration. If the number of Shares electing to receive the Cash Consideration is less than the Cash Election Number, such Shares will be converted into the right to receive the Cash Consideration while those Shares not so electing will be converted into the right to receive the Stock Consideration on a pro rata basis, with the remainder receiving the Cash Consideration. "Stock Consideration," with respect to each Share converted into the right to receive such Stock Consideration, shall mean (x) if the Closing Price (as defined below) of the shares of common stock, without par value, of Imperial Holly ("Imperial Shares") is $13.25 or lower, a number of Imperial Shares equal to the quotient of the Offer Price divided by $13.25,
(y) if the Closing Price of the Imperial Shares is $17.25 or greater, a number of Imperial Shares equal to the quotient of the Offer Price divided by $17.25, or (z) if the Closing Price of the Shares is greater than $13.25 but less than $17.25, a number of Imperial Shares equal to the quotient of the Offering Price divided by the Closing Price. The Stock Consideration also includes certain rights to purchase shares of preferred stock of Imperial Holly. See
Section 11 for a description of such rights. "Closing Price" means the volume weighted average of the trading prices of the Imperial Shares, rounded to three decimal places, as reported by Bloomberg Financial Markets, for each of the first 15 consecutive days upon which both the New York Stock Exchange and the American Stock Exchange are open for trading in the period commencing 20 of such trading days prior to the date of the closing of the Merger. See
Section 11 for a description of the Merger Agreement.

  The Purchaser, Imperial Holly and each of the Directors and executive officers of the Company have entered into a stockholders agreement, dated September 12, 1997 (the "Stockholders Agreement"), whereby each of such stockholders has agreed to tender all Shares owned by such stockholder into the Offer and not withdraw any of such Shares so tendered.

  According to the Company, as of September 1, 1997, there were (i) 28,738,196 Shares issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) 2,568,604 Shares were held in the treasury of the Company, and (iii) 1,250,000 Shares were reserved for future issuance pursuant to the Company's 1996 Equity Incentive Plan, of which 179,844 Shares were reserved for issuance upon exercise of existing options. See Section 11 for a description of the effect of the Merger on such existing options. As of the date hereof, 1,000,000 shares of Company preferred stock are reserved for issuance pursuant to a Rights Agreement, dated as of March 31, 1989, between the Company and and Wachovia Bank, N.A., as successor rights agent to Citizens and Southern Trust Company (Georgia), N.A. (the "Company Rights Agreement"), none of which are currently issued and outstanding. The Company has amended the Company Rights Agreement so as to provide that no purchase rights under such agreement will become exercisable as a result of the authorization, execution or delivery of the Merger Agreement or the consummation of the Offer or the Merger.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH STOCKHOLDERS SHOULD READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  The statements regarding future market prices and operating results and other statements that are not historical facts contained herein are forward-looking statements. The words "expect", "project", "estimate", "believe", "anticipate", "plan", "intend", "could", "may", "predict" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks, uncertainties and assumptions, including, without limitation, market factors, the effect of weather and economic conditions, farm and trade policy, the available supply of sugar, available quantity and quality of sugar beets and other factors detailed elsewhere in this Offer to Purchase and other Company filings with the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Section 1. Terms of the Offer, Proration and Expiration Date.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), if more than the Target Number of Shares is validly tendered and not withdrawn in accordance with Section 4 of this Offer to Purchase prior to the Expiration Date, Purchaser will accept for payment and pay for the Target Number of Shares, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) based upon the number of Shares properly tendered and not withdrawn by each stockholder at or prior to the Expiration Date. In the event that proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn (due in part to the guaranteed delivery procedure described in Section 3), the Purchaser does not expect to be able to announce the final results of such proration or pay for any Shares until at least five New York Stock Exchange, Inc. ("NYSE") trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, October 16, 1997, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

  The Offer is conditioned upon, among other things, the satisfaction of each of the Target Share Condition, the HSR Condition and the Financing Condition. The Offer is also subject to certain other conditions set forth in Section 14 below. If any condition to the Purchaser's obligation to purchase Shares under the Offer is not satisfied prior to the Expiration Date, the Purchaser reserves the right (subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission) to (i) decline to purchase any of the

Shares tendered and terminate the Offer, (ii) waive such unsatisfied condition, and purchase the Target Number of Shares validly tendered and not withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares as provided in Section 4 of this Offer to Purchase, retain the Shares which have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer. The Merger Agreement provides that the Purchaser reserves the right to increase the price per Share payable in the Offer or to otherwise amend the Offer; provided, however, the Purchaser will not, without the prior written consent of the Company, (i) decrease or change the form of consideration payable in the Offer, (ii) decrease the Target Number of Shares, (iii) impose conditions to the Offer in addition to those set forth in the Merger Agreement, (iv) change the conditions of the Offer (except that the Purchaser may waive any of the conditions of the Offer other than the Target Share Condition) or (v) make any other change in the terms or conditions of the Offer which is adverse to holders of Shares.

  If the conditions described in Section 14 are not satisfied, to the extent permitted by the Merger Agreement, the Purchaser may extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Paying Agent. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to amend or terminate the Offer described in Section 14. There can be no assurance, however, that the Purchaser will exercise its rights to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the announcement requirements of Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service.

  If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then without prejudice to the Purchaser's rights under the Offer, the Paying Agent may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, that requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase in the number of Shares being sought that does not exceed 2% of the number of Shares outstanding), a minimum period of 10 business days is required to allow for adequate dissemination to stockholders and investor response. If, prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule l4d-1 under the Exchange Act.

  The Company has provided to the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

Section 2. Acceptance for Payment and Payment.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, the Target Number of Shares that have been validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4 hereof) promptly after the Expiration Date. Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of the Purchaser. See Section 14. The Purchaser expressly reserves the right to delay acceptance for payment of, or, subject to Rule 14e-1(c) under the Exchange Act, payment for, Shares in order to comply, in whole or in part, with any applicable law, including the HSR Act. See Sections 14 and 15.

  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Paying Agent of (i) certificates for such Shares or timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Paying Agent's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility") pursuant to the procedures set forth in
Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Paying Agent and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

  Pursuant to the HSR Act, on September 17, 1997, Imperial Holly filed a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Imperial Holly. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on October 2, 1997, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period or by the withdrawal and resubmission of the Premerger Notification and Report Form by Imperial Holly. Pursuant to the HSR Act, Imperial Holly has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early or not extended. See Section 15. In any event, pursuant to Rule 14e-1(a) under the Exchange Act, the Expiration Date may not occur prior to October 16, 1997.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) tendered Shares, if, as and when the Purchaser gives oral or written notice to the Paying Agent of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Paying Agent, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest on the purchase price of the Shares be paid by the Purchaser. Upon the deposit of funds with the Paying Agent for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payments shall be satisfied and tendering stockholders must thereafter look solely to the Paying Agent for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates submitted represent more Shares than are tendered, certificates for such Shares not purchased or tendered will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Paying Agent's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), promptly after the expiration, termination or withdrawal of the Offer.

Section 3. Procedures for Tendering Shares.

  For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other requirements, must be received by the Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) the certificates for Shares must be received by the Paying Agent along with the Letter of Transmittal or Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Paying Agent, in each case prior to the Expiration Date, or
(ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. The Paying Agent will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Paying Agent's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE PAYING AGENT.

  No signature guarantee on this Letter of Transmittal is required (a) if this Letter of Transmittal is signed by the registered holder of the Shares tendered herewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" or (b) if such Shares are tendered for the account of a bank or trust company in the United States or by a firm that is a member of the National Association of Securities Dealers, Inc. (the "NASD") or of a registered national securities exchange which is a member of a recognized member of a Medallion Signature Guarantee Program (an "Eligible Institution"). In all other cases, all signatures on this Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made or certificates for Shares not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE THEREOF) AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Paying Agent on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Paying Agent as provided below, on or prior to the Expiration Date as provided below; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a Letter of Transmittal or facsimile thereof, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Paying Agent within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. Stockholders may not extend the foregoing time period for delivery of Shares to the Paying Agent by providing a second Notice of Guaranteed Delivery with respect to such Shares. A "trading day" is any day on which the NYSE is open for business.

  The Notice of Guaranteed Delivery may be sent by hand delivery, telegram, facsimile transmission or mail to the Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Paying Agent of certificates for the Shares or a timely Book-Entry Confirmation of the delivery of such Shares, and a Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when certificates for the Shares or Book-Entry Confirmations of the delivery of such Shares are received into the Paying Agent's account at a Book-Entry Transfer Facility.

  UNDER THE FEDERAL INCOME TAX LAWS APPLICABLE TO CERTAIN STOCKHOLDERS (OTHER THAN CERTAIN EXEMPT STOCKHOLDERS, INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND CERTAIN FOREIGN INDIVIDUALS), THE PAYING AGENT MAY BE REQUIRED TO WITHHOLD 31% OF THE AMOUNT OF ANY PAYMENTS MADE TO SUCH STOCKHOLDERS PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, A TENDERING STOCKHOLDER MUST PROVIDE THE PAYING AGENT WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 TO THE LETTER OF TRANSMITTAL.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined in the sole discretion of the Purchaser, whose determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchaser, Imperial Holly, the Company, the Paying Agent, the Information Agent, the Dealer Manager nor any other person or entity will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

  By executing a Letter of Transmittal or by causing the transmission of an Agent's Message as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as the stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and accepted for payment by the Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such powers of attorney and proxies shall be considered to be coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, the Purchaser accepts Shares for payment. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to the Shares or other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares and other securities, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights of a record and beneficial holder, including rights in respect of acting by written consent, with respect to such Shares.

  A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer. The Purchaser's acceptance for payment for Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

Section 4. Withdrawal Rights.

  Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after November 17, 1997.

  For a withdrawal to be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must be timely received by the Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates for Shares have been delivered or otherwise identified to the Paying Agent, then, prior to the release of such certificates, the serial numbers of the particular certificates evidencing the Shares to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution, must also be furnished to the Paying Agent as described above. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares.

  ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF NOTICES OF WITHDRAWAL WILL BE DETERMINED BY THE PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NEITHER THE PURCHASER, IMPERIAL HOLLY, THE COMPANY, THE DEALER MANAGER, THE PAYING AGENT, THE INFORMATION AGENT NOR ANY OTHER PERSON OR ENTITY WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY NOTIFICATION.

  Any Shares properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

Section 5. Certain Tax Consequences.

  The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to beneficial owners of Shares whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash or Imperial Shares in the Merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial owners of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to beneficial owners of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of beneficial owners of Shares (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the federal income tax consequences to a beneficial owner of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

  BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH BENEFICIAL OWNER OF SHARES SHOULD CONSULT SUCH BENEFICIAL OWNER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH BENEFICIAL OWNER AND THE PARTICULAR TAX EFFECTS TO SUCH BENEFICIAL OWNER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

  The receipt of cash for Shares pursuant to the Offer or cash or Imperial Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a beneficial owner of Shares will recognize gain or loss equal to the difference between the beneficial owner's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash and Imperial Shares in the Merger and the amount of cash and the value of the Imperial Shares, determined as of the Effective Time, received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash and Imperial Shares in the Merger. Such gain or loss will be capital gain or loss and will be (a) long-term capital gain or loss if the beneficial owner held the Shares for more than 18 months or (b) mid-term capital gain or loss if the beneficial owner held the Shares more than 12 months but not more than 18 months as of the date of sale (in the case of the Offer) or the Effective Time (in the case of the Merger). Long-term capital gain of individuals currently is taxed at a maximum rate of 20%. Mid-term capital gain of individuals is currently taxed at a maximum rate of 28%.

  Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%, unless a beneficial owner of Shares (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable withholding rules. A beneficial owner who does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the beneficial owner's federal income tax liability. Each beneficial owner of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Those tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3 hereof. Similarly, those who convert their Shares into cash and Imperial Shares in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the Paying Agent.

  Imperial Holly and the Purchaser will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts as Imperial Holly and the Purchaser is required to deduct and withhold with respect to the making of such payment. To the extent that amounts are so withheld by Imperial Holly or the Purchaser, such withheld amounts shall be treated for all purposes as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Imperial Holly and the Purchaser.

Section 6. Price Range of Shares; Dividends.

  The Shares are listed and traded on the NYSE under the symbol "SFI". The following table sets forth, for the calendar quarters indicated, the high and low closing sales price per Share on the NYSE and the dividends paid. All prices set forth below are as reported in published financial sources:

   CALENDAR QUARTER                                   HIGH    LOW      DIVIDEND
   ----------------                                   ----    ----     --------
   1995
     First Quarter................................... $14 3/8 $10 1/2   $0.135
     Second Quarter..................................  11 3/4   9 1/8    0.025
     Third Quarter...................................  13 5/8  10 1/2    0.025
     Fourth Quarter..................................  13 7/8  11 3/8    0.025
   1996
     First Quarter................................... $12 7/8 $10 5/8   $0.025
     Second Quarter..................................  13 1/2  10 3/4    0.025
     Third Quarter...................................   14     11 3/8    0.025
     Fourth Quarter..................................  16 5/8  13 1/4    0.025
   1997
     First Quarter................................... $15 1/4 $12 7/8   $0.025
     Second Quarter..................................  17 3/4  12 1/2   0.0375
     Third Quarter (through September 17, 1997)......   19     13 1/16  0.0375

  On August 25, 1997, the last full trading day prior to the announcement of Imperial Holly's initial offer to acquire the Company, the reported closing sales price per Share on the NYSE was 14 15/16. On September 11, 1997, the last full trading day prior to the announcement of the Merger Agreement, the reported closing sales price per Share on the NYSE was 18 1/16. On September 17, 1997, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NYSE was 18 7/8. Stockholders are urged to obtain a current market quotation for the Shares.

Section 7. Certain Information Concerning the Company.

  General. According to the Company's Annual Report on Form 10-K for the fiscal year ended September 29, 1996 (the "Company 10-K"), the Company was incorporated in Delaware on February 19, 1969, as the successor to the Savannah Sugar Refining Corporation, which was originally incorporated in New York in 1916. Its principal executive offices are located at 2 East Bryan Street, Savannah, Georgia 31401. The Company and its wholly owned subsidiaries are principally engaged in the production, marketing and distribution of food products, primarily refined sugar.

  Selected Consolidated Financial Data. The following selected consolidated financial data relating to the Company have been taken or derived from the audited financial statements contained in the Company 10-K and the unaudited financial statements contained in the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended December 29, 1996, March 30, 1997 and June 29, 1997 (collectively, the "Company Form 10-Qs"). More comprehensive financial information (including the notes to the Company's financial statements) is included in such Company 10-K, the Company Form 10-Qs and other documents filed by the Company with the Commission, and the financial data set forth below are qualified in their entirety by reference to such reports and other documents, including the financial statements (and notes thereto) contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

  SELECTED CONSOLIDATED FINANCIAL DATA FOR SAVANNAH FOODS & INDUSTRIES, INC.

                                  FISCAL YEAR ENDED(1)              NINE MONTHS ENDED
                          -------------------------------------- ------------------------
                                                                       (UNAUDITED)
                          OCTOBER 2,  OCTOBER 1,   SEPTEMBER 29,  JUNE 30,     JUNE 29,
                             1994        1995          1996         1996         1997
                          ----------- -----------  ------------- -----------  -----------
                               (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Net sales...............  $ 1,074,367 $ 1,098,544   $ 1,146,332  $   842,675  $   883,156
EBITDA..................       48,404      35,715        49,793       40,692       70,212
Income from operations..       19,432       7,401        21,799       19,618       52,443
Income (loss) before in-
 come taxes and extraor-
 dinary item............        8,606      (6,078)        9,681        9,883       47,391
Extraordinary item, net
 of tax.................           --          --          (971)        (698)        (376)
Net income (loss).......        5,743      (3,493)        5,972        5,528       29,003
Per share:
  Income (loss) before
   extraordinary item...  $      0.22 $    ( 0.13)  $      0.27  $      0.24  $      1.12
  Extraordinary item....           --          --         (0.04)       (0.03)       (0.01)
  Net income (loss).....         0.22 $     (0.13)         0.23         0.21         1.11
  Dividends.............         0.54 $      0.32   $      0.10       0.0750       0.0875
Weighted average shares
 outstanding............   26,238,196  26,238,196    26,238,196   26,238,196   26,238,196
BALANCE SHEET DATA
Current assets..........              $   197,802   $   180,552               $   229,931
Total assets............                  476,507       398,261                   435,092
Current liabilities.....                  114,740        85,946                   134,144
Long-term debt..........                  106,864        59,754                    26,230
Stockholders' equity....                  169,649       173,727                   200,933

--------
(1) The Company's fiscal year ends on the Sunday closest to September 30th.

  The Company is subject to the information and filing requirements of the Exchange Act and is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information are available for inspection and copying at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web Site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information filed electronically by the Company with the Commission.

  Other than as set forth below, the information concerning the Company contained in this section has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although neither the Purchaser nor Imperial Holly has any knowledge that would indicate that statements contained herein based upon such documents are untrue, neither the Purchaser nor Imperial Holly takes any responsibility for the accuracy or completeness of the information contained in such documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to either the Purchaser or Imperial Holly.

Section 8. Certain Information Concerning the Purchaser and Imperial Holly.

  The Purchaser is a newly incorporated Delaware corporation and a wholly owned subsidiary of Imperial Holly which to date has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Purchaser is available. The principal executive offices of Imperial Holly and the Purchaser are located at One Imperial Square, Suite 200, 8016 Highway 90-A, Sugar Land, Texas 77478. Imperial Holly, which is a Texas corporation, and its subsidiaries are producers and marketers of refined sugar, producing both cane and beet sugar.

  The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Imperial Holly are set forth in
Schedule I hereto.

  Selected Consolidated Financial Data. The following selected consolidated financial data relating to Imperial Holly have been taken or derived from the audited financial statements contained in the Annual Report on Form 10-K for the fiscal year ended March 31, 1997 of Imperial Holly (the "Imperial Holly 10-K") and the unaudited financial statements contained in the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996 (the "Imperial Holly 10-Q"). More comprehensive financial information (including the notes to Imperial Holly's financial statements) is included in such Imperial Holly 10-K, Imperial Holly 10-Q and other documents filed by Imperial Holly with the SEC, and the financial data set forth below are qualified in their entirety by reference to such reports and other documents, including the financial statements (and notes thereto) contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth in Section 7.

      SELECTED CONSOLIDATED FINANCIAL DATA FOR IMPERIAL HOLLY CORPORATION

                            FISCAL YEAR ENDED MARCH 31,      QUARTER ENDED JUNE 30,
                          ---------------------------------- -----------------------
                                                                   (UNAUDITED)
                             1995        1996        1997       1996        1997
                          ----------  ----------  ---------- ----------- -----------
                            (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Net sales...............  $  586,925  $  616,450  $  752,595 $   179,905 $   197,758
EBITDA..................      11,338      10,250      43,196      12,610      18,954
Operating income (loss).      (2,091)     (2,431)     28,423       8,971      14,171
  Income (loss) before
   income taxes and
   extraordinary item...      (8,649)     (5,076)     17,688       6,618      11,574
  Extraordinary item....          --         604          --          --          --
  Net income (loss).....      (5,365)     (2,614)     11,518       4,149       7,294
Per share:
  Income (loss) before
   extraordinary item...       (0.52)      (0.31)       0.92        0.40        0.51
  Extraordinary item....          --        0.06          --          --          --
  Net income (loss).....       (0.52)      (0.25)       0.92        0.40        0.51
Weighted average shares
 outstanding............  10,266,229  10,300,487  12,576,489  10,315,289  14,220,388
BALANCE SHEET DATA
Current assets..........              $  183,350  $  285,147             $   315,204
Total assets............                 325,319     449,933                 481,184
Current liabilities.....                 101,804     151,241                 177,430
Long-term debt..........                  89,800      90,619                  81,495
Shareholders' equity....                 111,043     176,956                 189,936

 Ownership of Shares, Transactions with Respect to Shares and Other Matters

  Imperial Holly currently owns 448 Shares. James C. Kempner, the President and Chief Executive Officer of Imperial Holly, owns 3,000 Shares. Roger W. Hill, a managing director of Imperial Holly, owns 100 Shares. P.C. Carrothers, the Senior Vice President--Operations of Imperial Holly, owns 2,200 Shares. Mr. Carrothers sold 800 Shares on July 25, 1997 at a price of $14 per Share. He initially acquired such Shares in May of 1996 at a price of $10 5/8. Mr. Carrothers effected such trades through his broker. Certain individuals and entities affiliated with Harris L. Kempner, Jr., a director of Imperial Holly, sold an aggregate amount of 5,602 Shares for an aggregate price of $15.375 per Share on July 21, 1997. Such Shares were acquired on May 20, 1996 and July 16, 1996, in each case for an aggregate price of $11.33 per Share. All of such trades were effected through a broker.

  Imperial Holly and its wholly owned subsidiary, Holly Sugar Corporation ("Holly Sugar") entered into several routine sales contracts to sell refined sugar to the Company for the one-year period ended September 30, 1997. For such period, Imperial Holly entered into two sales contracts to deliver refined sugar to the Company for an aggregate consideration of approximately $2,219,000. For such period, Holly Sugar entered into three sales contracts to deliver refined sugar to the Company for aggregate consideration of approximately $6,401,000. In addition, in July 1996, Holly Sugar entered into a packaging contract with Dixie Crystals Foodservices, Inc., a wholly owned subsidiary of the Company ("Dixie"), to deliver refined sugar to Dixie's facility in Visalia, California to be packaged and returned to Holly Sugar. The aggregate value of such contract to Imperial Holly for its fiscal year ended March 31, 1997 was approximately $950,000.

  Except as provided in the Merger Agreement, and as otherwise described in this Offer to Purchase, neither Imperial Holly nor the Purchaser, nor to the best knowledge of Imperial Holly and the Purchaser, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding, or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither Imperial Holly nor the Purchaser nor, to the best knowledge of Imperial Holly and the Purchaser, any of the persons listed on Schedule I hereto, has had, since October 4, 1993, any business relationships or transactions with the Company or any of its executive officers, directors, or affiliates that would require reporting under the rules of the SEC applicable to this Offer to Purchase. Except as set forth in this Offer to Purchase, since October 4, 1993, there have been no contacts, negotiations or transactions between the Purchaser, Imperial Holly or any of its subsidiaries or, to the best knowledge of Imperial Holly and the Purchaser, any of the persons listed on Schedule I hereto, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. Except as set forth in this Offer to Purchase, neither Imperial Holly nor the Purchaser, nor, to the best knowledge of Imperial Holly and the Purchaser, any of the persons listed on Schedule I hereto, beneficially owns any Shares or has effected any transactions in the Shares in the past 60 days.

Section 9. Source and Amount of Funds.

  The total amount of funds required by the Purchaser to purchase 50.1% of the outstanding Shares is estimated not to exceed $295 million. The total cash compensation payable to holders of Shares in connection with the consummation of the Offer and the Merger is estimated not to exceed $408 million. The funds necessary to purchase Shares pursuant to the Offer and to pay related fees and expenses will be furnished to the Purchaser (i) by Imperial Holly as a capital contribution and (ii) through the financings described below.

  Imperial Holly has received a commitment letter (the "Commitment Letter"), dated September 10, 1997, as amended September 18, 1997, from Lehman
Commercial Paper Inc., an affiliate of Lehman Brothers ("LCPI"), to provide senior credit facilities in the aggregate amount of $505 million (the "Tender Facilities"). Such funds will be used to finance the Offer, to repay approximately $136 million of indebtedness of Imperial Holly and certain related expenses and to provide for Imperial Holly's working capital needs pending the closing of the Merger. The Tender Facilities will be comprised of a term loan facility in the amount of $295 million and a revolving credit facility in the amount of $210 million. The Tender Facilities will be guaranteed by each of Imperial Holly's direct and indirect subsidiaries (other than the Company and its subsidiaries), and will be secured by substantially all the assets of Imperial Holly and each of the guarantors. The term loan under the Tender Facilities will be available for one drawing on the date (in no event later than November 30, 1997) on which Purchaser accepts for payment the Target Number of Shares (the "Tender Date"). The term loan will be repayable on the earlier of (i) the date of the closing of the Merger and (ii) the date which is the earlier of January 31, 1998 and 90 days after the Tender Date (the "Maturity Date"). The revolving credit facility will be available on a revolving basis during the period commencing on or before the Tender Date and ending on the Maturity Date and will mature on the Maturity Date. The Tender Facilities will bear interest, at Imperial Holly's election, at either (i) the higher of (A) the prime rate of the administrative agent selected in the syndication process, (B) the secondary market rate for certificates of deposit plus 1%, or (C) the federal funds effective rate plus 0.50% (the "Base Rate") plus a margin of 1.50% or (ii) the rate for eurodollar deposits in the interbank eurodollar market (the "Eurodollar Rate") plus a margin of 2.50%.

  The Commitment Letter also provides for LCPI to arrange senior credit facilities (the "Merger Facilities"), which are comprised of either (i) senior credit facilities of up to $455 million (the "Alternative A Merger Facilities"), comprised of term loan facilities aggregating not more than $255 million (the "Alternative A Term Loans") and a $200 million revolving credit facility (the "Alternative A Revolver"), which will be implemented in conjunction with the issuance of $250 million in proceeds of unsecured senior subordinated notes to be issued by Imperial Holly (the "Subordinated Notes") or
(ii) in the event the Subordinated Notes are not issued and sold on the date of the Merger, senior credit facilities of up to $705 million (the "Alternative B Merger Facilities"), comprised of term loan facilities aggregating not more than $505 million (the "Alternative B Term Loans") and a $200 million revolving credit facility (the "Alternative B Revolver"). The proceeds of the Merger Facilities will provide the financing necessary to repay amounts owing under the Tender Facilities, to provide a portion of the Cash Consideration payable upon consummation of the Merger and certain related expenses, and to provide financing for future working capital and other general corporate purposes. The Merger Facilities will be guaranteed by each of Imperial Holly's direct and indirect subsidiaries, and will be secured by substantially all tangible and intangible assets of Imperial Holly and each of the guarantors.

  The Alternative A Term Loans will be available for one drawing on the date of the closing of the Merger, and will consist of two tranches. The two tranches, in the aggregate principal amounts of $150 million and $105 million, respectively, will fully amortize over a period of six and eight years, respectively. The Alternative A Revolver will be available on a revolving basis during the period commencing on the date of the closing of the Merger and ending on the date that is five years after the date of the closing of the Merger. The Alternative A Revolver and the Alternative A Term Loans will bear interest, at Imperial Holly's election, at either the Base Rate plus a margin ranging from 0.25% to 1.00% or the Eurodollar Rate plus a margin ranging from 1.25% to 2.00%.

  The Alternative B Term Loans will be available for one drawing on the date of the closing of the Merger, and will consist of four tranches. The four tranches, in the aggregate principal amounts of $150 million, $127.5 million, $127.5 million and $100 million, respectively, will fully amortize over periods of five, six, seven and eight years, respectively. The Alternative B Revolver will be available on a revolving basis during the period commencing on the date of the closing of the Merger and ending on the date that is five years after the date of the closing of the Merger. The Alternative B Revolver and the Alternative B Term Loans will bear interest, at Imperial Holly's election, at either the Base Rate plus a margin ranging from 0.75% to 2.50% or the Eurodollar Rate plus a margin ranging from 1.75% to 3.50%.

  Although LCPI anticipates that it may syndicate all or a portion of the Tender Facilities and the Merger Facilities to other lenders, the commitment letter provides that LCPI will, subject to customary conditions, underwrite the entire amount of the Tender Facilities and the Alternative A Merger Facilities or the Alternative B Merger Facilities.

Section 10. Background of the Offer, Past Contacts, Transactions or Negotiations with the Company.

  On July 15, 1997, the Company announced that it had entered into an Agreement and Plan of Merger (the "Flo-Sun Merger Agreement"), dated as of July 14, 1997, among XSF Holdings, Inc., a Delaware corporation ("Newco"), DXE Merger Corp., a Delaware corporation and a wholly owned subsidiary of Newco, the Company and Flo-Sun Incorporated, a Florida corporation ("Flo-Sun"), pursuant to which the Company would be merged into DXE Merger Corp. and each outstanding Share would be converted into one share of Class A Common Stock of Newco, (the "Flo-Sun Merger"). Shortly after the announcement of the Flo-Sun Merger Agreement, Imperial Holly's management contacted Lehman Brothers to seek assistance in determining the feasibility of a potential offer to acquire the Company.

  The Imperial Holly Board of Directors (the "Imperial Holly Board") met on July 25, 1997 and considered a presentation by Lehman Brothers and Imperial Holly management of structuring and financing alternatives for the acquisition of the Company by Imperial Holly. The Imperial Holly Board authorized management and Lehman Brothers to continue to refine their financial and strategic analyses and to pursue financing alternatives for such a transaction.

  On August 8, 1997, the Imperial Holly Board met to consider and discuss a presentation by Imperial Holly management and Lehman Brothers of their analysis of a proposal for the acquisition of the Company by Imperial Holly for a combination of cash and Imperial Shares. The Imperial Holly Board, after consulting with its outside counsel, management and Lehman Brothers, authorized management to continue to work with Lehman Brothers and Imperial Holly's legal advisors to formulate a proposal for the acquisition of the Company and the financing required for such a transaction.

  The Imperial Holly Board met on August 22, 1997 and discussed with management, Lehman Brothers and Imperial Holly's outside counsel a proposal to acquire the Company in a cash and stock merger for $18.75 per Share, consisting of 70% cash and 30% Imperial Shares. The Imperial Holly Board authorized management to deliver a letter setting forth the terms of such a proposal to the Company.

  On August 25, 1997, James C. Kempner, the President and Chief Executive Officer of Imperial Holly, delivered a letter containing the terms of such an offer to William F. Sprague, III, the President and Chief Executive Officer of the Company. On August 26, 1997, the Company Board met and evaluated Imperial Holly's offer. After consulting with its financial and legal advisors, the Company Board instructed management of the Company to enter into discussions with Imperial Holly regarding Imperial Holly's proposed offer to acquire the Company.

  On August 26, 1997, Imperial Holly signed a customary confidentiality agreement with the Company relating to the information to be provided by the Company (which agreement, among other things, prohibited Imperial Holly from making an unsolicited acquisition proposal for the Company, or engaging in certain other activities relating to control of the Company, for a two year period).

  On August 27, 1997, Imperial Holly delivered a draft merger agreement to the Company and its financial and legal advisors, and Imperial Holly and the Company both began to conduct due diligence.

  On August 28, 1997, Mr. Kempner and other members of Imperial Holly's management and its financial and legal advisors met in Savannah with Messrs. Cartledge and Sprague and other members of the Company's management, and the Company's financial and legal advisors to discuss Imperial Holly's offer. The Company and Imperial Holly discussed a proposed structure for the acquisition of the Company, pursuant to which Imperial Holly would make a cash tender offer for 50.1% of the Shares followed by a merger at a price of $18.75 per Share, with 70% of the consideration being in cash and 30% in Imperial Shares. On August 30, 1997, Messrs. Kempner, Cartledge and Sprague, and other members of Imperial Holly's and the Company's management, DLJ and Lehman Brothers and the Company's and Imperial Holly's outside counsel met by telephone conference to discuss the terms of a proposed merger agreement and to resolve certain issues regarding the terms of Imperial Holly's proposed offer.

  On September 4, 1997, the Imperial Holly Board met and reviewed in detail with Imperial Holly's management, Lehman Brothers and Imperial Holly's outside counsel the terms of the proposed transaction. Lehman Brothers delivered its opinion to the Imperial Holly Board that the consideration to be paid by Imperial Holly in the proposed transaction was fair from a financial point of view. The Imperial Holly Board unanimously approved an offer for the Shares at $18.75 per Share, consisting of 70% cash and 30% Imperial Shares. The Imperial Holly Board also directed Lehman to communicate the offer, including the copy of the proposed merger agreement signed by Imperial Holly, to DLJ, conditioned upon the Company's terminating its agreement with Flo-Sun.

  Also on September 4, 1997, the Company's Board met and reviewed Imperial Holly's offer with DLJ and the Company's outside counsel. DLJ rendered its opinion to the Company that the consideration to be paid in the proposed transaction by Imperial Holly to the Company's stockholders was fair to the Company's stockholders from a financial point of view, and the Company's Board approved the termination of the Flo-Sun agreement and, subject to such termination, the acceptance of the Imperial Holly offer and the execution of the proposed merger agreement tendered by Imperial Holly.

  On September 4, 1997, Flo-Sun contacted the Company to propose a revised offer, which the Company Board agreed to consider. DLJ notified Imperial Holly that Flo-Sun had revised its offer. From September 5, 1997 through September 9, 1997, Imperial Holly's management, Lehman Brothers and Imperial Holly's outside counsel discussed certain revisions to the terms of Imperial Holly's offer to the Company and negotiated with the Company's management, DLJ and the Company's outside counsel concerning the terms of such a revised offer.

  The Imperial Holly Board met on September 10, 1997 and reviewed the terms of a revised offer at $20.25 per Share, consisting of 70% cash and 30% Imperial Shares, with Imperial Holly's management, Lehman Brothers and Imperial Holly's outside counsel. Lehman Brothers rendered its revised opinion to the Imperial Holly Board that such a transaction was fair from a financial point of view to Imperial Holly, and the Imperial Holly Board unanimously approved such an offer and directed Lehman Brothers to communicate the revised offer to DLJ.

  On September 11, 1997, the Company Board met and reviewed the terms of the revised Flo-Sun offer and the revised Imperial Holly offer with DLJ and a second financial advisor, The Robinson-Humphrey Company ("Robinson-Humphrey"), and the Company's outside counsel. After full discussion of the final Imperial Holly offer and the revised Flo-Sun offer, and after considering the advice of DLJ, Robinson-Humphrey and the Company's outside counsel, and the oral opinion of DLJ that, based upon and subject to the assumptions, limitations and qualifications set forth therein, as of the date of such opinion, the consideration to be received by the Company's stockholders pursuant to the Offer and the Merger was fair to such stockholders from a financial point of view, the Company Board unanimously approved the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby, and the termination of the Flo-Sun Merger Agreement. On September 12, 1997, the Flo-Sun Merger Agreement was terminated and the Company executed the Merger Agreement.

Section 11. Purpose of the Offer; the Merger; Merger Agreement; Plans for the Company.

  The purpose of the Offer, the Merger and the Merger Agreement is for Imperial Holly to acquire control of, and the entire equity interest in, the Company. The Offer and the Merger Agreement are intended to increase the likelihood that the Merger will be effected as promptly as practicable.

  The Merger Agreement. The following summary of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1, is qualified by reference to the Merger Agreement.

  The Offer. The Merger Agreement provides for the making of the Offer. The obligation of the Purchaser to accept for payment or pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Target Share Condition, the HSR Condition and the Financing Condition and certain other conditions that are set forth in Section 14. If any condition to the Purchaser's obligation to purchase Shares under the Offer is not satisfied prior to the Expiration Date, the Purchaser reserves the right (subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission) to (i) decline to purchase any of the Shares tendered and terminate the Offer, (ii) waive such unsatisfied condition, and purchase the Target Number of Shares validly tendered and not withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares as provided in Section 4 of this Offer to Purchase, retain the Shares which have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer. The Merger Agreement provides that the Purchaser reserves the right to increase the price per Share payable in the Offer or to otherwise amend the Offer; provided, however, the Purchaser will not, without the prior written consent of the Company, (i) decrease or change the form of consideration payable in the Offer, (ii) decrease the Target Number of Shares,
(iii) impose conditions to the Offer in addition to those set forth in the Merger Agreement, (iv) change the conditions of the Offer (except that the Purchaser may waive any of the conditions of the Offer other than the Minimum Condition) or (v) make any other change in the terms or conditions of the Offer which is adverse to holders of Shares.

  Recommendation. The Board of Directors of the Company, based in part upon the opinion of DLJ that the proposed consideration to be received by holders of Shares pursuant to the Merger Agreement is fair from a financial point of view to the holders of Shares, unanimously determined that the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, approved the Offer and the Merger and recommended acceptance of the Offer and approval and adoption of the Merger Agreement by the stockholders of the Company and approved the amendment to the Company Rights Plan so as to provide that no purchase rights under such agreement will become exercisable as a result of the approval, execution or delivery of the Merger Agreement or the consummation of the transactions contemplated thereby (including the Offer or the Merger).

  Board Representation. The Merger Agreement provides that, upon the Purchaser's acquisition of a majority of the outstanding Shares pursuant to the Offer, the Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as shall give the Purchaser representation on the Board of Directors equal to the product of the total number of directors on the Board of Directors multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser at such time bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause the Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board of Directors or securing the resignations of incumbent directors or both. At the request and expense of the Purchaser, the Company shall take all action necessary to effect any such election, including mailing to its stockholders the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

  Notwithstanding the foregoing, at all times prior to the Effective Time of the Merger, the Board of Directors of the Company shall include at least two directors who held office as of the date of the Merger Agreement (any such director remaining in office being a "Continuing Director"). Following the election or appointment of Purchaser's designees and prior to the Effective Time, such designees shall abstain from acting upon, and the approval of a majority of the Continuing Directors shall be required to authorize and shall be sufficient to authorize, any resolution with respect to any termination of the Merger Agreement by the Company, any amendment of the Merger Agreement requiring action by the Board of Directors of the Company, any extension of time for the performance of any of the obligations or other acts of Imperial Holly or the Purchaser under the Merger Agreement, any waiver of compliance with any of the agreements or conditions under the Merger Agreement for the benefit of the Company and any action to seek to enforce any obligation of Imperial Holly or the Purchaser under this Agreement.

 The Merger. The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into the Company, whereupon the separate corporate existence of the Purchaser will cease and the Company will be the surviving corporation in the Merger. The Merger Agreement further provides that (i) subject to certain requirements in the Merger Agreement, the Certificate of Incorporation and the By-Laws of the Purchaser as in effect at the Effective Time shall be the Certificate of Incorporation and the By-Laws of the surviving corporation, (ii) the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the surviving corporation, and (iii) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the surviving corporation.

 Consideration to be Paid in the Merger. The Merger Agreement provides that each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be converted into the right to receive (i) Cash Consideration or (ii) Stock Consideration. The number of Shares to be converted into the right to receive the Cash Consideration in the Merger shall be the Cash Election Number. Subsequent to the consummation of the Offer, each stockholder of the Company holding Shares not tendered in the Offer (other than Excluded Shares) will be entitled to make an election to receive the Cash Consideration. If the number of Shares electing to receive the Cash Consideration exceeds the Cash Election Number, then pursuant to the Merger Agreement (i) each Share other than Cash Election Shares will be converted into the Stock Consideration and (ii) each stockholder making an election to receive the Cash Consideration (a "Cash Election") will be entitled to receive the Offer Price for that number of Cash Election Shares as is equal to the product of (x) the number of Cash Election Shares of such stockholder and (y) a fraction, the numerator of which is the Cash Election Number and the denominator of which is the total number of Cash Election Shares and (iii) each other Cash Election Share held by such stockholder will be converted into the Stock Consideration. If the number of Shares electing to receive the Cash Consideration is less than the Cash Election Number, then (i) each Cash Election Share will be converted into the right to receive the Offer Price, (ii) in addition to such Cash Election Shares, each stockholder (including stockholders who made Cash Elections with respect to some but not all of their Shares) will be required to accept the Offer Price for that number of Shares as is equal to the product of (x) the excess of the Cash Election Number over the number of Cash Election Shares and
(y) a fraction, the numerator of which is the number of Shares (other than Cash Election Shares) held by such stockholder and the denominator of which is the aggregate number of outstanding Shares other than Cash Election Shares and
(iii) each other Share held by such stockholder will be converted into the Stock Consideration. The Stock Consideration also includes with each Imperial Share the right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, without par value, of Imperial Holly pursuant to a rights agreement, dated as of September 14, 1989, as amended, between Imperial Holly and the Bank of New York, as rights agent. See "Introduction."

 Company Options. Each unexpired and unexercised option to purchase Shares issued pursuant to the Company's 1996 Equity Incentive Plan, or otherwise granted by the Company (in each case, an "Option"), shall, at the Effective Time and at the election of the holder of such Options either (i) be assumed by Imperial Holly and constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Option, a number of Imperial Shares equal to the product of (A) the Stock Consideration and (B) the number of Shares subject to such Option, at a price per share equal to the amount obtained by dividing the exercise price of such Option by the Stock Consideration or (ii) be canceled by the Company, and each holder of an Option so canceled shall be entitled to receive an amount in cash equal to the difference between the Offer Price and the exercise price of such Option. Each holder of an Option shall make such election by notifying the Company and Imperial Holly by 5:00 p.m. New York City time on the Election Date (as defined below). At the Effective Time, Imperial Holly shall deliver to holders of Options who make the election set forth in clause (i) of the preceding sentence, appropriate option agreements representing the right to acquire Imperial Shares on the same terms and conditions as contained in the outstanding Options. Imperial Holly shall adopt and comply with the terms of the 1996 Equity Incentive Plan as it applies to Options assumed as set forth above including, without limitation, provisions regarding the accelerated vesting of Options which shall occur by virtue of consummation of the Merger, to the extent required by the terms of such Options or such Plan. The date of grant of each option to acquire Imperial Shares shall be deemed to be the date on which the corresponding Option was granted.

  Stockholders' Meetings. In the Merger Agreement, each of the Company and Imperial Holly agreed to take all action necessary in accordance with applicable law to duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the consummation of the Offer for the purpose of (in the case of the Company) the approving and adopting of the Merger Agreement and the Merger or (in the case of Imperial Holly) the issuance of the Stock Consideration to stockholders of the Company in the Merger (the "Company Stockholders Meeting" and the "Imperial Stockholders Meeting," respectively). Subject to their fiduciary duties under applicable law, the respective Board of Directors of the Company and Imperial Holly will recommend that their respective stockholders approve such actions.

  Exchange of Certificates. The Merger Agreement provides that as of or promptly after the Effective Time, Imperial Holly shall deposit the aggregate Merger Consideration with the Bank of New York (the "Exchange Agent") for the benefit of the holders of Shares. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented Shares shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full Imperial Shares received as Stock Consideration and the Cash Consideration, if any, into which the number of Shares previously represented by such certificate or certificates surrendered shall have been converted pursuant to the Merger Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If any certificate for such Imperial Shares is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate representing Shares surrendered for exchange is registered, the certificate so surrendered shall be properly endorsed, with signature guaranteed or otherwise in proper form for transfer. The person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such Imperial Shares in a name other than that of the registered holder of the certificate surrendered or establish that such tax has been paid or is not applicable. Until surrendered, each certificate representing Shares shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon surrender.

  Each holder of Shares after the Effective Time who would otherwise have been entitled to receive as Stock Consideration a fraction of an Imperial Share (after taking into account all Shares delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by the Cash Consideration.

  No dividends or other distributions with respect to Imperial Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate representing Shares and no cash payment in lieu of fractional Imperial Shares shall be paid to any such holder until the surrender of such certificate representing Shares. However, following surrender of any such certificates, but subject to applicable laws, the holder of a certificate representing whole Imperial Shares shall be paid, without interest, at the time of such surrender (i) cash in lieu of fractional Imperial Shares to which such holder is entitled and (ii) the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such fractional or whole Imperial Shares.

  Any portion of the Merger Consideration deposited with the Exchange Agent which remains undistributed to the holders of the certificates representing Shares for six months after the Effective Time shall be delivered to Imperial Holly, and any holders of Shares prior to the Effective Time who have not theretofore complied with the exchange provisions of the Merger Agreement shall thereafter look only to Imperial Holly and only as general creditors thereof for payment of their claim for cash or Imperial Shares. None of the Purchaser, the Company, Imperial Holly or the Exchange Agent shall be liable to any person in respect of any cash or any Imperial Shares delivered to a public office pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Shares shall not have been surrendered immediately prior to the date on which any Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any government authority, any such Merger Consideration in respect of such certificate shall, as such time and to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. The Company shall pay all charges and expenses of the Exchange Agent.

  Elections. The Merger Agreement provides that each person who, on or prior to the Election Date, is a record holder of Shares (other than Excluded Shares) will be entitled, with respect to all or any portion of his Shares, to make a Cash Election on or prior to such Election Date to receive the Cash Consideration. The Company shall prepare and mail a form of election, which form shall be subject to the reasonable approval of Imperial Holly and the Purchaser (the "Form of Election"), with the joint proxy statement/prospectus prepared in connection with the Merger (the "Proxy Statement") to the record holders of Shares as of the record date for the Company Stockholders Meeting to be used by each such record holder who wishes to make a Cash Election with respect to any or all Shares held by such holder. The Company will use commercially reasonable efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Shares during the period between such record date and the Election Date. Any such holder's Cash Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the business day (the "Election Date") next preceding the day on which the vote is taken at the Company Stockholders' Meeting (or any adjournment thereof) a Form of Election properly completed and signed and accompanied by certificates for the Shares to which such Form of Election relates (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within three NYSE trading days after the date of execution of such guarantee of delivery). Failure to deliver Shares covered by such a guarantee of delivery within the time set forth therein shall invalidate an otherwise properly made Cash Election.

  Any Form of Election may be revoked by the stockholder submitting it to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., New York City time, on the Election Date or (ii) after the date of the Company Stockholders Meeting, if (and to the extent that) the Paying Agent is legally required to permit revocations and the Effective Time shall not yet have occurred. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Imperial Holly, Purchaser and the Company that the Merger has been abandoned. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for Shares to which such Form of Election relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent.

  The determination of the Exchange Agent shall be binding as to whether or not Cash Elections have been properly made or revoked with respect to Shares and when Cash Elections and revocations were received. If the Exchange Agent determines that any Cash Election was not properly made with respect to Shares, such Shares shall be exchanged in the Merger for Stock Consideration subject to the proration procedures described in "Consideration to be Paid in the Merger". The Exchange Agent shall also make all computations as to the allocation and the proration contemplated in connection with any exchange, and any such computation shall be conclusive and binding on the holders of Shares.

  Dissenters' Rights. If the Merger is consummated, persons who hold Shares at that time would have the right to appraisal of their Shares in accordance with
Section 262 of the DGCL. Such appraisal rights, if the statutory procedures are complied with, would result in a judicial determination of the "fair value" of such Dissenting Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) owned by such holders. In addition, such dissenting stockholders may be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Dissenting Shares. Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the Offer Price, the Cash Consideration or the Stock Consideration and the market value of the Shares, including asset values, the investment value of the Shares and any other valuation considerations generally accepted in the investment community. The value so determined for Dissenting Shares could be more or less than the Offer Price, the Cash Consideration or the Stock Consideration, and payment of such consideration would take place subsequent to payment pursuant to the Offer. The Company shall not, without the prior written consent of Purchaser and Imperial Holly, make any payment with respect to, or settle or offer to settle with, any such dissenters.

  In addition, several decisions by the Delaware courts have held that a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that although the remedy ordinarily available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above, such appraisal remedy may not be adequate "in certain cases, particularly where fraud, misrepresentation, self-dealing, deliberate waste of corporate assets, or gross and palpable overreaching are involved," and that in such cases the Delaware Chancery Court would be free to fashion any form of appropriate relief.

  If the Purchaser purchases Shares pursuant to the Offer, and the Merger or another merger or other business combination is consummated more than one year after the completion of the Offer, or if such a merger or other business combination were to provide for the payment of consideration less than that paid pursuant to the Offer, compliance by the Purchaser with Rule 13e-3 under the Exchange Act would be required, unless the Shares were to be deregistered under the Exchange Act prior to such transaction. See Section 12. Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders therein be filed with the SEC and disclosed to minority stockholders prior to consummation of the transaction.

  Representations and Warranties. The Merger Agreement contains customary representations and warranties by the Company, on the one hand, and the Purchaser and Imperial Holly, on the other hand, relating to, among other things, (i) due organization and qualification, including subsidiaries, (ii) charter documents, (iii) capitalization, (iv) due authorization, execution and delivery of the Merger Agreement and consummation of the transactions contemplated thereby, (v) conflict with charter documents and required consents, (vi) possession of all necessary permits, (vii) accuracy of information contained in documents filed with the Commission and financial statements prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), (viii) no material adverse affect since the end of the Company's and Imperial Holly's respective last fiscal years, (ix) the absence of material litigation, (x) matters relating to the Employee Retirement Income Security Act, (xi) intellectual property, (xii) taxes,
(xiii) environmental matters, (xiv) products, (xv) real property and other assets, (xvi) insurance, (xvii) opinions of the Company's and Imperial Holly's respective financial advisors, (xviii) vote necessary for stockholder approval, (xix) no brokers other than financial advisors of the Company and Imperial Holly and (xx) no material misstatements or omissions in documents filed with Commission in connection with Offer and Merger. The Company also represented and warranted that it (a) amended the Company Rights Agreement,
(b) amended certain provisions of the Company's Employee Benefit Trust and (c) terminated the agreement and plan of merger, dated July 14, 1997, entered into among the Company, Flo-Sun Incorporated ("Flo-Sun") and certain affiliates of Flo-Sun. In addition, the Purchaser and Imperial Holly represented that Imperial Holly received a commitment letter from LCPI to provide financing to complete the Offer and the Merger.

  Employee Benefit Matters. For a one year period immediately following the Closing Date, Imperial Holly has agreed to provide or cause the Surviving Corporation to provide all employees of the Company who continue to be employed by Imperial Holly or the Surviving Corporation or any of their respective affiliates as of the Effective Time ("Continuing Employees") with compensation and benefits on terms which are, in the aggregate, not substantially less favorable than those provided to Continuing Employees immediately prior to the date of the Merger Agreement.

  Prior to the execution of the Merger Agreement, the Company amended each of
(i) the Company's Supplemental Executive Retirement Plan and (ii) the Deferred Compensation Plan for Key Employees of the Company, as amended and restated as of August 1, 1990 (collectively, the "Company Executive Deferred Compensation Plans"), to provide that neither the execution of the Merger Agreement, nor the consummation of the transactions comtemplated by the Merger Agreement, shall constitute a "change of control" for purposes of such Company Executive Deferred Compensation Plans or otherwise will result in the acceleration of vesting or payment of any benefit, or the triggering of any ancillary or supplemental benefit or subsidy, under such plan.

  Prior to the execution of the Merger Agreement and in accordance with the terms thereof, the Company amended its Benefit Trust Agreement (the "Benefit Trust") in order to, among other things, (i) provide for the prepayment of the existing note of the Benefit Trust (the "Note"), with the cash proceeds received in the Offer and the Merger; (ii) provide for the remaining corpus of the Benefit Trust to be reinvested in Imperial Shares to be acquired from Imperial Holly; (iii) provide that the corpus of the Benefit Trust will not be immediately distributed to participants, but rather will be held in the Benefit Trust to pay benefits when due; (iv) provide that, from and after consummation of the Offer, the Company will no longer be entitled to be reimbursed from the Benefit Trust for payments or contributions made prior to such time under the covered benefit plans; (v) provide that no actions taken in connection with the Offer and the Merger will constitute a Potential Change in Control under the Benefit Trust; (vi) provide that, from and after consummation of the Offer, the Trustee can sell Imperial Shares only after giving Imperial Holly a right of first refusal; (vii) provide that, from and after consummation of the Offer, Imperial Shares held by the Benefit Trust will be voted in proportion to all other outstanding Imperial Shares; and (viii) provide that, from and after consummation of the Offer, the Trustee will tender or exchange Imperial Shares held by the Benefit Trust as directed by the Company's Board of Directors. The Merger Agreement stipulates that the cash received by the Benefit Trust in the Offer and the Merger will be used to repay the Note to the Company and to purchase additional Imperial Shares. Consummation of the Offer will constitute a Change in Control under the Benefit Trust.

  Agreements with Respect to the Conduct of Business Pending the Merger. The Merger Agreement provides that, between the date of the Merger Agreement and the Effective Time, the Company and Imperial Holly shall not, unless agreed to in writing by the other party, fail to carry on their business and the business of their subsidiaries in the usual, regular and ordinary course in substantially the same manner as conducted beforehand, or fail to use commercially reasonable efforts to preserve substantially intact their present lines of business, maintain their rights and franchises and preserve their relationships with employees, customers and suppliers.

  The Merger Agreement contains covenants of both the Company and Imperial Holly with respect to the period between the date of the Merger Agreement and the Effective Time, including covenants that: (i) prevent amendment to corporate governance documents, (ii) prevent issuance of securities, (iii) prevent declaration and payment of dividends (other than regular quarterly dividends), (iv) limit reclassification or alteration of any of its capital stock, (v) limit acquisition or disposition of any entity or assets not in the ordinary course of business, (vi) limit incurrence of any indebtedness, (vii) limit entrance into, amendment or termination of any material contract, (viii) limit authorization of any material capital expenditure, (ix) limit increases of the compensation to its officers or employees, (x) limit entrance into or amendment of any employment or severance agreement, (xi) prevent the establishment or amendment of any benefit or option plans, (xii) limit changes in accounting methods, (xiii) prevent the making of any tax election with respect to any material tax liability and (xiv) limit payment, discharge or satisfaction of any obligation.

  In addition, the Merger Agreement contains covenants of both the Company and Imperial Holly with respect to the period between the date of the Merger Agreement and Effective Time, that neither party will (i) take any action that would prevent or impede the Merger from obtaining any material consent or approval, (ii) enter into any agreement that would limit such company's ability to compete or (iii) take any action that would result in breach of any representations or warranties or prevent the conditions to the Merger from being satisfied.

  Neither the Company, Imperial Holly nor any subsidiary thereof may authorize or enter into an agreement to do anything listed above.

  No Solicitation. The Merger Agreement provides that neither the Company nor any subsidiary shall, directly or indirectly, initiate, solicit, encourage, or otherwise facilitate any inquiries or the making of any proposal or offer relating to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction (other than the transactions contemplated by the Merger Agreement) (any of such transactions being an "Acquisition Proposal") involving, or any purchase or sale of all or any significant portion of the assets or 20% or more of the equity securities of, the Company or any subsidiary that could reasonably be expected to interfere with the completion of the Merger or the other transactions contemplated by the Merger Agreement. Neither the Company or any subsidiary of the Company will have any discussion with or provide any confidential information or data to any person or entity relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement shall prevent the Company or the Company's Board of Directors from (i) complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal; (ii) engaging in any discussions or negotiations with, or providing any information to, any person or entity in response to an unsolicited bona fide written Acquisition Proposal by any such person or entity; or (iii) recommending such an unsolicited bona fide written Acquisition Proposal to the holders of Shares if and only to the extent that, in any such case as is referred to in clauses (ii) and (iii), (A) the Company's Board of Directors concludes in good faith (after consultation with its legal counsel and financial advisors) that such Acquisition Proposal is reasonably capable of being completed, and would, if consummated, result in a transaction more favorable to holders of Shares than the transactions contemplated by the Merger Agreement (any such more favorable Acquisition Proposal being hereinafter referred to as a "Superior Proposal"), (B) the Company's Board of Directors determines in good faith after consultation with legal counsel that such action is necessary for it to act in a manner consistent with its fiduciary duties, (C) prior to providing any information or data to any person or entity in connection with a Superior Proposal, the Company's Board of Directors receives from such person or entity an executed confidentiality agreement on terms substantially similar to those contained in the confidentiality agreement, dated August 26, 1997, between the Company and Imperial Holly and (D) prior to providing any information or data to or entering into discussions or negotiations with any person or entity, the Company's Board of Directors notifies Imperial Holly promptly of the inquiries, proposals or offers received by, the information requested from, or the discussions or negotiations sought to be initiated or continued with, the Company or any subsidiary indicating the name of such person or entity and the terms and conditions of any proposals or offers. The Company also will cease and cause to be terminated any existing activities, discussions or negotiations with any parties previously conducted regarding any Acquisition Proposal.

  Indemnification of Directors. As provided in the Merger Agreement, Imperial Holly will, and will cause the Surviving Corporation to, maintain all rights of indemnification existing in favor of, and indemnify, each present and former director, officer, employee and fiduciary of the Company or any subsidiary and each person who served at the request of the Company or any subsidiary (collectively, the "Indemnified Parties") to the fullest extent permitted under applicable law against all losses and claims arising out of or pertaining to any action or omission in the capacity as an officer, director, employee or fiduciary of the Company. Imperial Holly and the Purchaser agree that all rights to indemnification existing in favor of the Indemnified Parties as provided in the Company's By-Laws, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

  In the event any claim, action, suit, proceeding or investigation (a "Claim") is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time, the Indemnified Parties have certain rights with respect to retention of counsel, payment of fees and expenses and assistance in the vigorous defense of any Claim (provided that neither Imperial Holly nor the Surviving Corporation shall be liable for any settlement of any Claim effected without its written consent). Any Indemnified Party wishing to claim indemnification must notify Imperial Holly (but the failure to so notify Imperial Holly shall not relieve Imperial Holly from any liability that Imperial Holly may have thereunder except to the extent such failure materially prejudices Imperial Holly), and must deliver to Imperial Holly the undertaking contemplated by Section 145(e) of the General Corporate Law of the State of Delaware. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

  For a period of six years after the Effective Time, Imperial Holly shall cause to be maintained in effect the current directors' and officers' liability insurance policies maintained by the Company with respect to claims arising from facts or events that occurred prior to the Effective Time; provided, however, that in no event shall Imperial Holly be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance.

  Company Rights Plan. The Company's Board of Directors shall take all further action necessary in order to render the preferred stock purchase rights under the Company Rights Agreement inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, to terminate the Company Rights Agreement as of the Effective Time and to ensure that Imperial Holly and Purchaser will not have any obligations in connection with the Company Rights Agreement or such related purchase rights.

  Conditions to Each Party's Obligation to Effect the Merger. In addition to the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation and the approval of the issuance of the Imperial Shares pursuant to the Merger by the affirmative vote of the shareholders of Imperial Holly in accordance with the applicable rules and regulations of the American Stock Exchange, the obligations of the Company, Imperial Holly and the Purchaser to consummate the Merger are subject to the following conditions: (i) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (ii) the absence of any law, rule, regulation or other order by any governmental entity which would have the effect of restraining or making the Merger illegal or otherwise prohibiting consummation of the Merger; (iii) the Registration Statement on Form S-4 to be filed by Imperial Holly with the Commission after the consummation of the Offer (the "Registration Statement") shall have been declared effective, and the absence of a stop order suspending such effectiveness; (iv) the Imperial Shares to be issued in the Merger and pursuant to options assumed by Imperial Holly shall have been authorized for listing on the American Stock Exchange, subject to official notice of issuance; and (v) the Purchaser shall have purchased Shares pursuant to the Offer.

  Termination. The Merger Agreement may be terminated and the Merger and the other transactions contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the transactions contemplated thereby:


    (a) by mutual written consent of Imperial Holly and the Company; or

    (b) by Imperial Holly or the Company if the Effective Time shall not have occurred on or before May 31, 1998; provided, however, that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

    (c) by either Imperial Holly or the Company, if any court of competent jurisdiction in the United States or other governmental entity, based otherwise than on any antitrust law, (i) shall have issued an order, decree, judgment, injunction, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, judgment, injunction, ruling or other action shall have become final or nonappealable or (ii) shall have failed to issue an order, decree, judgment, injunction, ruling or other action or to take any other action necessary to fulfill the conditions to the closing of the Merger and such denial of a request to issue such order, decree, judgment, injunction, ruling or other action or take such other action shall have become final and nonappealable; or

    (d) (x) by either Imperial Holly or the Company, if the Merger Agreement and the transactions contemplated thereby shall fail to receive the requisite vote for approval and adoption at the Company Stockholders' Meeting or (y) by the Company, if the issuance of the Imperial Shares as part of the Merger shall fail to receive the requisite vote for approval at the Imperial Shareholders Meeting; or

    (e) by Imperial Holly, if prior to the payment for Shares pursuant to the Offer (i) the Company's Board of Directors withdraws, modifies or changes its approval or recommendation (including by amendment of the Schedule 14D-
  9) of the Merger Agreement, the Offer or the Merger in a manner adverse to Imperial Holly or the Purchaser, (ii) the Company's Board of Directors shall, at a time when there is an Acquisition Proposal with respect to the Company, fail to reaffirm such approval or recommendation of the Merger Agreement, the Offer or the Merger upon the reasonable request of Imperial Holly and Purchaser, (iii) the Company's Board of Directors shall approve or recommend any acquisition of the Company or a material portion of its assets or any tender offer for shares of its capital stock, in each case, other than by the other parties to the Merger Agreement or affiliates thereof; (iv) a tender offer or exchange offer for 20% or more of the outstanding Shares is commenced, and the Company's Board of Directors fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); or (v) the Company's Board of Directors has resolved to take any of the actions specified in clauses (i) through (iv) above;

    (f) by the Company, prior to the payment for Shares pursuant to the Offer, upon five business days' prior notice to Imperial Holly and Purchaser (which notice shall be revocable by the Company), if, as a result of a Superior Proposal received by the Company from a person or entity other than a party to this Agreement or any of its affiliates, the Company's Board of Directors determines in good faith that their fiduciary obligations require that such Superior Proposal be accepted; provided, however, that (i) the Company's Board of Directors shall have concluded in good faith, on the basis of advice of counsel, that such action is necessary for the Company's Board of Directors to act in a manner consistent with its fiduciary duties and (ii) prior to the effective date of any such termination, the Company shall provide Imperial Holly and Purchaser with an opportunity to make such adjustments in the terms and conditions of this Agreement, the Offer or the Merger as would enable the Company to proceed with the transactions contemplated hereby; provided, however, that it shall be a condition to the effectiveness of termination by the Company that the Company shall have made the payment of the Termination Fee (as defined below) to Imperial Holly;

    (g) by Imperial Holly, prior to the payment for Shares pursuant to the Offer, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue; provided, however, that, if such breach is curable by the Company and for so long as the Company continues to exercise all reasonable efforts to cure such breach, Imperial Holly may not terminate the Merger Agreement;

    (h) by the Company, prior to the payment for Shares pursuant to the Offer, upon breach of any representation, warranty, covenant or agreement on the part of Imperial Holly or the Purchaser set forth in this Agreement, or if any representation or warranty of Imperial Holly and the Purchaser shall have become untrue, in either case except for such breaches or failures (i) which, individually or in the aggregate, would not have an material adverse effect upon Imperial Holly and (ii) which, individually or in the aggregate, would not materially impair or delay the ability of the Purchaser to consummate the Offer or the ability of Imperial Holly, the Purchaser and the Company to effect the Merger; provided, however, that, if such breach is curable by Imperial Holly and the Purchaser and for so long as Imperial Holly and the Purchaser continue to exercise all reasonable efforts to cure such breach, the Company may not terminate the Merger Agreement; or

    (i) by Imperial Holly, if the Offer is terminated or expires without the purchase of any Shares thereunder, unless such termination or expiration has been caused by or resulted from the failure in any material respect of Imperial Holly or the Purchaser to perform any of its covenants and agreements contained in the Merger Agreement or in the Offer; and

    (j) by the Company, if all of the conditions to the Offer have been satisfied except for the Financing Condition and Imperial Holly fails to accept and pay for the Shares in the Offer solely because of the failure of LCPI to provide the funding necessary for such purchase.

    (k) by the Company, if on May 29, 1998, the Effective Time shall not have occurred because Imperial Holly and the Purchaser have not been permitted to consummate the Offer and the Merger by reason of any antitrust law.

  Fees and Expenses. The Merger Agreement provides that except as set forth herein, all expenses incurred in connection with the Merger Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that the Company and Imperial Holly each shall pay one-half of all expenses relating to printing, filing and mailing the Registration Statement and the Proxy Statement and all Commission and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

  Termination Fees. The Merger Agreement provides that (i) if Imperial Holly terminates the Merger Agreement pursuant to paragraph (e) above or (ii) if the Company terminates the Merger Agreement pursuant to paragraph (f) above or (iii) if (A) Imperial Holly or the Company terminates the Merger Agreement pursuant to paragraph (d) due to the failure of the Company's stockholders to approve and adopt the Merger Agreement and (B) at the time of such failure to so approve and adopt the Merger Agreement there exists an Acquisition Proposal with respect to the Company and, within 12 months of the termination of the Merger Agreement, the Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal with respect to the Company, then the Company will pay to Imperial Holly an amount equal to $8,000,000 (the "Company Termination Fee").

  The Merger Agreement provides that if the Company terminates the Merger Agreement pursuant to paragraph (j) or (k) above, then Imperial Holly will pay to the Company an amount equal to $8,000,000 (the "Imperial Termination Fee").

  The Company Termination Fee required to be paid pursuant to clause (ii) above shall be paid prior to, and will be a pre-condition to effectiveness of termination of the Merger Agreement and the Company Termination Fee required to be paid pursuant to clause (iii) will be paid to Imperial Holly on the next business day after a definitive agreement is entered into with a third party with respect to an Acquisition Proposal with respect to the Company. Any payment of a Company Termination Fee or an Imperial Termination Fee shall be made not later than two business days after termination of the Merger Agreement.

  Amendment. The Merger Agreement provides that it may be amended (by an instrument in writing signed by the parties thereto) by the parties thereto by action by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, after approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration payable in the Merger.

  Company Stockholders Agreement. As a condition and inducement to entering the Merger Agreement, Imperial Holly and the Purchaser required that substantially all of the directors and executive officers of the Company enter into a stockholders agreement, dated September 12, 1997. Pursuant to the Stockholder Agreement, each such stockholder severally agreed to tender all Shares owned by such stockholder into the Offer prior to the expiration of the Offer and not to withdraw any Shares so tendered so long as the per Share price is not less than $20.25 in cash net to the seller.

  Imperial Holly Proxy Agreements. As a condition and inducement to entering the Merger Agreement, the Company required that certain stockholders of Imperial Holly, affiliated with Imperial Holly and representing approximately 66.34% of the issued and outstanding Imperial Shares, enter into the Imperial Holly Proxy Agreements, pursuant to which they would agree to vote all of their Imperial Shares in favor of the Merger.

  Employment Agreements. In connection with the Merger, Imperial Holly intends to enter into a new employment agreement with Mr. Sprague providing for a 5-year term beginning on the Merger Date. Pursuant to the employment agreement, Mr. Sprague will continue as the President of the Company and will be nominated to serve on Imperial Holly's Board. In addition to his base salary which will continue at no less than $430,000, Mr. Sprague will be entitled to participate in an annual bonus program, which provides him with a maximum bonus opportunity equal to 75% of his base salary, to continue to receive benefits under the Company's Supplemental Executive Retirement Plan and retiree health benefits, to receive a stock option grant with respect to 135,000 shares of Imperial Holly common stock, and various other benefits and perquisites. In addition, upon termination of his employment for "Good Reason" or if he is involuntarily terminated by Imperial Holly other than for "Cause" (as those terms are defined in the employment agreement), Mr. Sprague will be entitled to receive a lump sum payment equal to three times the sum of his base salary and his highest bonus amount (as defined in the employment agreement), his stock options shall vest, and certain employee benefits will be continued for a period of up to five years. Also, in the event these payments would exceed the "golden" parachute payment limit of the Internal Revenue Code, Mr. Sprague will be made "whole" on a net after-tax basis for any parachute excise tax he incurs. Imperial Holly acknowledged, in connection with the execution of the Merger Agreement, its intention to enter into employment agreements, to become effective upon consummation of the Merger, with certain other senior executives of the Company on terms to be determined.

Section 12. Effect of the Offer on the Market for Shares.

  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares and the existence of the Merger Agreement would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be equal to or greater or less than the Offer Price.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

  If the Purchaser acquires a substantial number of Shares, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired.

Section 13. Dividends and Distributions.

  If, on or after September 12, 1997, the Company should, except as permitted under the Merger Agreement, (i) split or combine the Shares, or otherwise change the Shares or its capitalization, (ii) issue or sell any additional securities of the Company (other than Shares issued or sold upon the exercise (in accordance with the present terms thereof) of Options outstanding on September 12, 1997, or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, without prejudice to the Purchaser's rights under Sections 1 and 14 hereof, the Purchaser, in its sole discretion (subject to the terms of the Merger Agreement), may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer and the Merger including, without limitation, the amount and type of securities offered to be purchased.

  If, on or after September 12, 1997, the Company should, except as permitted under the Merger Agreement, declare or pay any dividend on the Shares or make any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights under Sections 1 and 14 hereof, (i) the Offer Price payable by the Purchaser pursuant to the Offer will be reduced by the amount of any such cash dividend or cash distribution and (ii) any such non-cash dividend, distribution or right to be received by the tendering stockholders will be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Paying Agent for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

Section 14. Conditions to the Offer.

  Notwithstanding any other provision of the Offer, the Purchaser will not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Target Share Condition, the HSR

Condition or the Financing Condition shall not have been satisfied or (ii) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall have occurred and be continuing:

    (a) there shall have been any action taken, or any statute, rule, regulation, judgment, administrative interpretation, order or injunction enacted, promulgated, entered, enforced or deemed applicable to the Offer or the Merger (other than the application of the waiting period provisions of the HSR Act) by any court of competent jurisdiction in the United States or other governmental entity, which would (i) restrain, prohibit or make illegal or otherwise prohibit (A) the acceptance for payment of, or payment for or purchase of at least the Target Number of Shares of the Shares or
  (B) the consummation of the Merger, or (ii) prohibiting Imperial Holly or any of its affiliates to exercise full rights of ownership of the Shares, including without limitation the right to vote any Shares purchased by them on all matters properly presented to the stockholders of the Company, including without limitation the adoption and approval of the Merger Agreement and the Merger;

    (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, (iii) the commencement of a war, material armed hostilities or any other material international or national calamity involving the United States having a significant adverse effect on the functioning of the financial markets in the United States, or (iv) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof;

    (c) the Company shall have breached or failed to comply with any of its obligations under the Merger Agreement (other than as a result of a breach by Imperial Holly or the Purchaser of any of their obligations under the Merger Agreement) and such breach or failure shall continue unremedied for ten (10) business days after the Company has received written notice from Imperial Holly or the Purchaser of the occurrence of such breach or failure, except such breaches or failures (i) which, individually and in the aggregate, would not have a material adverse effect on the Company and
  (ii) which, individually and in the aggregate, would not materially impair or delay the ability of the Purchaser to consummate the Offer or the ability of Imperial Holly, the Purchaser and the Company to effect the Merger;

    (d) any representation or warranty of the Company contained in the Merger Agreement shall fail to be true and correct as of such expiration or proposed termination of the Offer except for such failures (i) which, individually and in the aggregate, would not have a material adverse effect on the Company and (ii) which, individually and in the aggregate, would not materially impair or delay the ability of the Purchaser to consummate the Offer or the ability of Imperial Holly, the Purchaser and the Company to effect the Merger, provided that Imperial Holly shall have notified the Company promptly upon learning of such failure;

    (e) the Merger Agreement shall have been terminated pursuant to its terms or amended pursuant to its terms to provide for such termination or amendment of the Offer; or

    (f) the Company's Board of Directors shall have (i) (including by amendment of the Schedule 14D-9) withdrawn or modified in any manner adverse to Imperial Holly or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement or (ii) resolved to do any of the foregoing;

which, in the good faith reasonable judgment of Imperial Holly and the Purchaser, makes it inadvisable to proceed with acceptance for payment or payment for the Shares.

  The Merger Agreement provides that, except as provided for therein, the foregoing conditions are for the sole benefit of Imperial Holly and the Purchaser and may be asserted or waived by Imperial Holly or the Purchaser, in whole or in part, at any time or from time to time, in its discretion. The failure of Imperial Holly or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Section 15. Certain Legal Matters; Required Regulatory Approvals.

  Except as set forth in this Offer to Purchase, based on a review of publicly available filings by the Company with the SEC and other publicly available information regarding the Company, neither Imperial Holly nor the Purchaser is aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of the Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or any approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required for the acquisition or ownership of the Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below under "State Takeover Laws." Should any such approval or other action be required, there can be no assurance that any such approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's or its subsidiaries' businesses, or that certain parts of the Company's, Imperial Holly's, the Purchaser's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to injunctions and governmental actions. See the Introduction and Section 14.

  State Takeover Laws. A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

  The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

  Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser pursuant to the Offer are subject to such requirements. See Section 2.

  Pursuant to the HSR Act, on September 17, 1997, Imperial Holly filed a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the FTC and the Antitrust Division. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Imperial Holly. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on October 2, 1997, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period or by the withdrawal and resubmission of the Premerger Notification and Report Form by Imperial Holly. The effect of withdrawal and submission of such form would be to give the relevant governmental agency an additional 15-day waiting period.

  Pursuant to the HSR Act, Imperial Holly has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that either the 15-day HSR Act waiting period will be terminated early or not extended. If either the FTC or the Antitrust Division were to request additional information or documentary material from Imperial Holly with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Imperial Holly with such request. Thereafter, the waiting period could be extended only by court order or with Imperial Holly's consent. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order or with the consent of Imperial Holly. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 14. In any event, pursuant to Rule 14e-1(a) under the Exchange Act, the Expiration Date may not occur prior to October 16, 1997.

  If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for information or documentary material pursuant to the HSR Act, the Offer may, at the discretion of the Purchaser (subject to the terms and conditions of the Merger Agreement) be extended and, in any event the purchase of and payment for Shares will be deferred until the applicable waiting period expires or is terminated. Unless the Offer is extended, any extension of the waiting period will not give rise to any additional withdrawal rights. See Section 4.

  In practice, complying with a request for information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Imperial Holly, the Company or their subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Imperial Holly and the Company are engaged, Imperial Holly and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to injunctions and certain governmental actions.

Section 16. Fees and Expenses.

  Lehman Brothers is acting as Dealer Manager in connection with the Offer. In addition, Lehman Brothers has provided certain financial advisory services to Imperial Holly in connection with the proposed acquisition of the Company. As compensation for such services, Imperial Holly has to date paid Lehman Brothers a fee of $100,000, which fee was payable upon execution of the engagement letter with Lehman Brothers, and a fee of $900,000, which was payable upon announcement of Imperial Holly's intent to acquire the Company. Imperial Holly has also agreed to pay Lehman Brothers a fee of 0.75% of the aggregate consideration to be paid to holders of Shares involved in the acquisition of the Company contingent upon the consummation of such acquisition, against which all fees previously paid will be fully creditable. Imperial Holly has agreed to reimburse Lehman Brothers for its out-of-pocket expenses, including fees and expenses of its counsel, and to indemnify Lehman Brothers (and certain affiliated persons) against certain liabilities and expenses. Lehman Brothers may from time to time in the future render various investment banking services to Imperial Holly and its affiliates, for which it is expected it would be paid customary fees. In addition, LCPI, an affiliate of Lehman Brothers, is serving as the exclusive arranger and adviser to Imperial Holly in securing the financing necessary to fund the purchase of Shares pursuant to the Offer and the Merger.

  D. F. King & Co., Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith.

  In addition, Wachovia Bank, N.A. has been retained as the Paying Agent. The Purchaser will pay the Paying Agent reasonable and customary compensation for its services in connection with the Offer and reimburse the Paying Agent for its reasonable out-of-pocket expenses in connection therewith.

  Except as set forth above, neither Imperial Holly nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Imperial Holly or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Section 17. Miscellaneous.

  The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR IMPERIAL HOLLY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  The Purchaser has filed with the SEC the Schedule 14D-1 pursuant to Rule l4d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the SEC).

                                          IHK MERGER SUB CORPORATION

                                                                      SCHEDULE I

      DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER AND IMPERIAL HOLLY

1. Directors and Executive Officers of the Purchaser.

  The following table sets forth the name, current business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated, the current business address of each person is c/o One Imperial Square, Suite 200, 8016 Highway 90-A, Sugar Land, Texas 77478, and each occupation set forth opposite an individual's name refers to employment with the Purchaser. Each such person is a citizen of the United States, unless otherwise indicated.

                        DIRECTORS AND EXECUTIVE OFFICERS

                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
           NAME              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------------- ----------------------------------------------------
James C. Kempner........... Director; Chief Executive Officer and Chief
                             Financial Officer; see "Directors and Executive
                             Officers of Imperial Holly."
William F. Schwer.......... Director; Vice President and Secretary; see
                             "Directors and Executive Officers of Imperial
                             Holly."
Roger W. Hill.............. Director; Vice President; see "Directors and
                             Executive Officers of Imperial Holly."

2. Directors and Executive Officers of Imperial Holly.

  The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Imperial Holly. Unless otherwise indicated, the current business address of each such person is c/o One Imperial Square, Suite 200, 8016 Highway 90-A, Sugar Land, Texas 77478, and each occupation set forth opposite an individual's name refers to employment with Imperial Holly. Each such person is a citizen of the United States, unless otherwise indicated.

                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
           NAME              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------------- ----------------------------------------------------
John D. Curtin, Jr......... Director since 1993. Chairman and CEO, Aearo Company from 1994 to present. Executive Vice President and
                             Director of Cabot Corporation from 1989-1994.
                             Director of Eastern Enterprises.
David J. Dilger............ Director since 1996. Chief Executive Officer of
                             Greencore Group plc from 1996 to Present. Chief
                             Operating Officer of Greencore Group plc from 1991-
                             1996. Mr. Dilger is a citizen of Ireland.
E. O. Gaylord.............. Director since 1978. President, Gaylord & Company (a venture capital firm) since 1988. Chairman of the
                             Board of Directors EOTT Energy Corp. from 1993 to
                             present. Director of Seneca Funds Corporation,
                             Essex International, Kinder Morgan Energy Partners,
                             L.P. and Stant Corporation.

                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
           NAME              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------------- ----------------------------------------------------
Gerald Grinstein........... Director since 1996. Chairman of the Board of Delta
                             Air Lines, Inc. from August, 1997 to present,
                             director from 1987 to present. Chairman of the
                             Board of Burlington Northern, Inc. from 1987 to
                             1995. Director of Browning Ferris Industries,
                             Paccar, Inc. and Suntrend Corp.
Ann O. Hamilton............ Director since 1974. Retired Senior Advisor, World
                             Bank, Washington, D.C. Employed with World Bank
                             from 1971-1995.
Roger W. Hill.............. Director since 1988. President and CEO Holly Sugar
                             Corp. from 1988 to present and Managing Director of
                             Imperial Holly Corporation from 1996 to present.
Harris L. Kempner, Jr...... Director since 1966. President of Kempner Capital
                             Management, Inc. from 1982 to present. Director TNP
                             Enterprises and American Indemnity Financial
                             Corporation. Advisory Director of Cullen/Frost
                             Bankers, Inc.
I. H. Kempner, III......... Director since 1967. Chairman of the Board of
                             Imperial Holly Corporation from 1971 to present.
James C. Kempner........... Director since 1988. President, Chief Executive
                             Officer and Chief Financial Officer of Imperial
                             Holly Corporation from 1993 to present. Executive
                             Vice President and Chief Financial Officer from
                             1988-1993.
H. E. Lentz................ Director since 1993. Managing Director of Lehman
                             Brothers Inc. from 1993 to present. Managing
                             Director of Wasserstein, Perella & Co., Inc. from
                             1987 to 1993. Director of Rowan Companies, Inc.
Robert L. K. Lynch......... Director since 1990. Chairman, President and Chief
                             Executive Officer of Yaga, Inc. from 1995 to
                             present. President of Galveston Management Co. from
                             1987-1994. Director of United States National Bank
                             and Foster Farms.
Kevin C. O'Sullivan........ Director since 1996. Chief Financial Officer of
                             Greencore Group plc from 1992 to present. Mr.
                             O'Sullivan is a citizen of Great Britain.
Fayez Sarofim.............. Director since 1991. President and Chairman of the
                             Board of Fayez Sarofim & Co. from 1958 to present.
                             Director of Allegheny-Teledyne, Argonaut Group,
                             Inc., EXOR Group and Unitrin, Inc.
Daniel K. Thorne........... Director since 1988. President of Star Lake Cattle
                             Company from 1984 to present and President Star
                             Lake Properties, Inc. from 1992 to present.


Peter C. Carrothers........ Officer since 1994. Senior Vice President--
                             Operations from 1994 to present. Pepsico Foods
                             International, Vice President--Logistics from 1990
                             to 1994.
Douglas W. Ehrenkranz...... Officer since 1995. Vice President--Sales and
                             Marketing 1995 to present and Managing Director
                             from April 1997 to present. Procter & Gamble Corp.,
                             Category Sales Manager from 1979 to 1993.

                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
           NAME              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------------- ----------------------------------------------------
John A. Richmond........... Officer since 1991. Vice President--Operations from
                             1995 to present and Managing Director from April
                             1997 to present. Holly Sugar Corp., Senior Vice
                             President and General Manager--Beet Sugar
                             Operations from 1993 to 1995. Holly Sugar Corp.,
                             Senior Vice President and General Manager--Eastern
                             Division from 1992 to 1993.
William F. Schwer.......... Officer since 1989. Managing Director from 1995 to present. Senior Vice President and General Counsel
                             from 1993 to 1995. Vice President and General
                             Counsel 1992 to 1993.

Roy E. Henderson............ Officer since 1981. Vice President--Administration from 1994 to present, Vice President and Treasurer
                              from 1981 to 1994.

H. P. Mechler.............. Officer since 1988. Vice President--Accounting from
                             April 1997 to present, Controller from 1988 to
                             April 1997.
Karen L. Mercer............ Officer since 1993. Vice President and Treasurer from April 1997 to present. Treasurer from 1994 to
                             April 1997. Texas Commerce Bank, Vice President--
                             General Lending in 1993. First City Bank, various
                             positions 1988 to 1993.
Alan K. Lebsock............ Officer since 1997. Controller from April 1997 to present. Holly Sugar Corp., Controller from 1990 to
                             April 1997.

  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Paying Agent at one of its address set forth below:

                       The Paying Agent for the Offer is:

                              WACHOVIA BANK, N.A.

IF DELIVERY IS BY MAIL:    BY OVERNIGHT COURIER:              BY HAND:                FOR NEW YORK DROP:
  Wachovia Bank, N.A.       Wachovia Bank, N.A.          Wachovia Bank, N.A.          Wachovia Bank, N.A.
       Corporate
    Reorganizations      Corporate Reorganizations Shareholder Services Department        c/o Boston
    P. O. Box 9061          70 Campanelli Drive        Wachovia East Building           EquiServe L.P.
   Boston, MA 02205         Braintree, MA 02184               2nd Floor            Corporate Reorganizations
                                                       301 North Church Street            55 Broadway
                                                           Winston-Salem,                 Third Floor
                                                              NC 27101                New York, NY 10006

                                 BY FACSIMILE:
                          (Eligible Institutions Only)
                                 (910) 770-4832
                      Confirmation Number: 1-800-633-4236

  Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of the Offer to Purchase, this Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D. F. KING & CO., INC.

                                77 Water Street
                         New York, New York 10005-4495
                          Call Collect: (212) 269-5550
                         Call Toll Free: (800) 758-5378

                      The Dealer Manager for the Offer is:

                                LEHMAN BROTHERS

                            3 World Financial Center
                                200 Vesey Street
                            New York, New York 10285
                          Call Collect: (212) 526-2449